CERTIFICATE OF DESIGNATION

The Board of Directors hereby designates 7,800,000 shares of Preferred Stock as Series B Convertible Preferred Stock and fixes and determines the rights, preferences, privileges, restrictions and other matters relating to the Series B Convertible Preferred Stock as follows:

1.           Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

1.1           “Affiliate” shall mean, with respect to a specified Person, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital or investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2           “Board” shall mean the Board of Directors of the Company.

1.3           “Company” shall mean Innolog Holdings Corporation, a Nevada corporation.

1.4           “Common Stock” shall mean the Common Stock, $.001 par value per share, of the Company.

1.5           “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.6           “Conversion Price” shall mean, with respect to the specific shares of Series B Preferred Stock issued or issuable upon conversion of any particular Note delivered pursuant to the Note Purchase Agreement, the “Initial Conversion Price” for such shares as set forth in the Note Purchase Agreement, which Initial Conversion Price is subject to adjustment as set forth below.

1.7           “Distribution” shall mean the transfer of cash or property by the Company to one or more of its stockholders without consideration, whether by dividend or otherwise (except a Common Stock Dividend), or the purchase or redemption of shares of the Company by the Company or its subsidiaries for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) any other repurchase or redemption of capital stock of the Corporation approved by at least a majority of the holders of the outstanding shares of Series B Preferred Stock and each Major Holder.

1.8           “Major Holder” shall mean each holder, which together with its Affiliates, holds in the aggregate at least 1,000,000 shares of Series B Preferred Stock (as adjusted for any subsequent stock splits, stock dividends, combinations and the like with respect to the Series B Preferred Stock), if any.

1.9           “Net Income” shall mean net income stated on the year-end audited financial statement of the Company excluding any extraordinary items as determined in good faith by the Board.

1.10         “Note” shall mean a Convertible Promissory Note issued pursuant to the Note Purchase Agreement.

1.11         “Note Purchase Agreement” shall mean that certain Note Purchase Agreement, dated on or about the Original Issue Date, by and among the Company and the “Purchasers” named therein.

1.12         Original Issue Date” shall mean the date on which this Certificate of Designation is filed with the Secretary of State of the State of Nevada.

1.13         “Original Number of Shares” shall be 7,800,000 (as adjusted for any subsequent stock splits, stock dividends, combinations and the like with respect to the Series B Preferred Stock).

1.14         “Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock, $0.001 par value per share, of the Company.

1.15         “Series B Original Issue Price” shall mean $1.00, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or the like with respect to the Series B Preferred Stock.

1.16         “Series B Preferred Stock” shall mean the Series B Convertible Preferred Stock, $0.001 par value per share, of the Company.

2.           Dividend Rights.

2.1           Dividend Provisions. The holders of shares of Series B Preferred Stock shall be entitled to accrue dividends based on the prior fiscal year’s Net Income. Each share of Series B Preferred Stock shall accrue a dividend equal to six percent (6%) of the Company’s Net Income divided by the number of shares of Series B Preferred Stock outstanding as of the date of the Company’s year end audited financial statements but no less than the Original Number of Shares prior and in preference to any declaration or payment of any Distribution on the Series A Preferred Stock or Common Stock.

2.2           Common Stock Dividends. No dividends (other than Common Stock Dividends) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends shall have been paid or declared and set apart for payment to the holders of the Series B Preferred Stock as set forth in Section 2.1. After the payment, declaration or setting apart described in the foregoing sentence, no additional dividends may be set apart, declared or paid in any fiscal year among the holders of the Common Stock or any series of stock junior to the Series B Preferred Stock unless such dividend is set apart, declared or paid on a pro rata basis among the holders of Series B Preferred Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Series B Preferred Stock were converted into Common Stock at the then effective Conversion Price.

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2.3           Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3.           Non-Participating Liquidation Rights.

3.1           In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive, prior to and in preference to any Distribution of any of the assets of the Company to the holders of Common Stock, Series A Preferred Stock, other shares junior to the Series B Preferred Stock or any combination of the foregoing by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock equal to the sum of (a) two times (2x) the Series B Original Issue Price and (b) all declared or accrued but unpaid dividends (if any) on such share of Series B Preferred Stock. This liquidation preference is in lieu of converting the Series B Preferred Stock into Common Stock and participating in whatever distributions are made to the holders of the Common Stock. Thus, the holders of the Series B Preferred Stock must elect to either receive the liquidation preference or convert into Common Stock. If the holders do not make an election, each non-electing holder of Series B Preferred Stock will be deemed to have made the election that results in the greatest aggregate amount of distribution hereunder. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3, then the assets of the Company legally available for distribution to the Holders of Series B Preferred Stock shall be distributed with equal priority and pro rata among the holders of the Series B Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3. After the payment or setting aside for payment to the holders of Series B Preferred Stock and Series A Preferred Stock of the full amounts specified in this Section 3, and in Section 3 of the Certificate of Designation which designated the Series A Preferred Stock, respectively, the remaining assets of the Company legally available for distribution shall be distributed pro rata to holders of the Common Stock of the Company in proportion to the number of shares of Common Stock held by them.

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3.2           Deemed Liquidation. For purposes of this Section 3, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include, (i) the acquisition of the Company or its subsidiaries by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or its subsidiaries, respectively, or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company or its subsidiaries taken as a whole by means of any transaction or series of related transactions. The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (i) or (ii) of the preceding sentence may be waived with respect to the Series B Preferred Stock by the consent or vote of at least a majority of the outstanding shares of the Series B Preferred Stock.

4.           Conversion Rights. The outstanding shares of Series B Preferred Stock shall be convertible into Common Stock as follows:

4.1           Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series B Preferred Stock, into that number of fully-paid, nonassessable shares of the Company’s Common Stock determined by dividing the Series B Original Issue Price by the Conversion Price. Each holder of Series B Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series B Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Series B Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately on the close of business on the date of such surrender of the certificate or certificates representing the shares of Series B Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

4.2           Automatic Conversion. The Series B Preferred Stock then outstanding shall automatically convert into shares of the Company’s Common Stock at the Conversion Price then in effect without any further action on the part of the Company or any holder of Series B Preferred Stock: (i) upon the listing of the Common Stock of the Company on the NASDAQ or American Stock Exchange or (ii) upon the receipt by the Company of a written request for such conversion from the holders of a majority of the Series B Preferred Stock then outstanding (voting as a single class and on an as-converted basis), which request must be approved in writing by each Major Holder.

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4.3           Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company (other than a Common Stock Dividend), then in each such event, provision shall be made so that the holders of the Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this section with respect to the rights of the holders of the Series B Preferred Stock or with respect to such other securities by their terms.

4.4           Adjustment for Reorganization, Reclassification, Exchange and Substitution. Subject to Section 3, if at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by reorganization, recapitalization, reclassification or otherwise (other than by a Common Stock Dividend), then in any such event each holder of Series B Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

4.5           Adjustments for Certain Dividends, or Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided or otherwise increased by stock split, by Common Stock Dividend or the like, into a greater number of shares of Common Stock, the Conversion Price of the Series B Preferred Stock in effect immediately prior to such increase shall, concurrently with the effectiveness of such increase, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reason of reverse stock split, reclassification or the like) into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

4.6           Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.           No Redemption. The Series B Preferred Stock is not redeemable.

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6.           Notices.

6.1           In the event that this Company shall propose at any time: (i) to declare any Distribution, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to effect any reorganization, reclassification, exchange, substitution or recapitalization of its Common Stock; or (iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3.2: then, in connection with each such event, the Company shall send to the holders of the Series B Preferred Stock at least 10 days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote or the effective date (whichever comes first) in respect of the matters referred to in (ii) and (iii) above.

6.2           The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the Series B Preferred Stock, voting as a single class and on an as-converted basis, and each Major Holder. Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Company. The effective date of such Notice shall be deemed to be three (3) calendar days following mailing of such notice. In the alternative, notices may be given via hand delivery, overnight delivery or electronic mail, whereupon notice shall be deemed to be given as of the date of the actual receipt of such notice.

7.           Voting Provisions.

7.1           Each holder of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series B Preferred Stock held by such holder could be converted as of the record date. The holders of Series B Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote and shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Company.

7.2           As long as any of the Series B Preferred Stock shall be issued and outstanding, the Company shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least a majority of the outstanding shares of the Series B Preferred Stock and each Major Holder:

(a)          amend, alter or repeal any provision of the Articles of Incorporation, including any certificate of designation or bylaws of the Company (including pursuant to a merger) if such action would alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Stock;

(b)          increase or decrease (other than for decreases resulting from conversion of the Series B Preferred Stock) the authorized number of shares of Series B Preferred Stock or any series thereof;

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(c)          authorize or create (by reclassification, merger or otherwise) or issue or obligate itself to issue any new class or series of equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to dividends, or payments upon liquidation senior to or on a parity with the Series B Preferred Stock or having voting rights other than those granted to the Series B Preferred Stock generally;

(d)          enter into any transaction or series of related transactions that constitute a liquidation, dissolution or winding up of the Company or that are deemed a liquidation, dissolution or winding up of the Company pursuant to Section 3.2;

(e)          encumber or grant a security interest in all or substantially all of the assets of the Company or any subsidiary of the Company in connection with an indebtedness of the Company or any subsidiary of the Company;

(f)          declare or pay any Distribution with respect to any series of preferred stock (other than as set forth in Section 2) or Common Stock of the Company;

(g)          amend this Section 7.

8.           Amendments. Subject to Section 7, to the fullest extent permitted under the Nevada Revised Statutes, as the same may be amended from time to time (the “NRS”), (i) if no shares of Series B Preferred Stock are outstanding, the designation of the Series B Preferred Stock, the number of shares of Series B Preferred Stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of the Series B Preferred Stock may be amended by a resolution of the Board pursuant to a certificate of amendment filed in the manner provided under the NRS and (ii) if shares of Series B Preferred Stock are outstanding, the designation of the Series B Preferred Stock, the number of shares of Series B Preferred Stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of the Series B Preferred Stock may be amended by an amendment adopted by the Board and approved by the vote of holders of Series B Preferred Stock holding a majority of the Series B Preferred Stock then outstanding. The approval of the holders holding shares of a class or series of stock that may be senior to the Series B Preferred Stock shall not be required with respect to amendments as to the payment of distributions upon dissolution of the corporation.

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